EXHIBIT 10.1

THIRD AMENDMENT
TO
SENIOR UNSECURED REVOLVING CREDIT AGREEMENT

This THIRD AMENDMENT TO SENIOR UNSECURED REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and entered into as of March 19, 2020, by and among WESTLAKE CHEMICAL PARTNERS LP, a Delaware limited partnership (“Borrower”), as borrower and WESTLAKE CHEMICAL FINANCE CORPORATION, a Delaware corporation (“Lender”), as lender.
W I T N E S S E T H
WHEREAS, the parties hereto entered into that certain Senior Unsecured Revolving Credit Agreement, dated as of April 29, 2015, as amended by the First Amendment thereto, dated as of August 1, 2017, and the Second Amendment thereto, dated as of November 28, 2017 (as so amended, the “Credit Agreement”), pursuant to which the Lender has made certain financial accommodations available to the Borrower; and
WHEREAS, the Lender desires to make certain modifications to the Credit Agreement, including to extend the maturity date thereof, as more fully set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and subject to the terms and conditions herein set forth, the parties hereby agree as follows:
SECTION 1.DEFINITIONS
1.1    Unless otherwise defined herein, including in the text of the preamble and recitals hereto, all capitalized terms used herein shall have the respective meanings given to such terms in Section 1.1 of the Credit Agreement, as amended hereby.
1.2    The rules of interpretation set forth in Sections 1.2 and 1.3 of the Credit Agreement shall apply to this Amendment in all respects.
SECTION 2.    AMENDMENT
2.1    Article I of the Credit Agreement is hereby amended by (a) inserting, or (b) amending and restating (and, with respect to this clause (b), by deleting the original definition in its entirety and replacing it with the amended definition stated herein), the following defined terms, in each case in their proper alphabetical order:

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 1.4.
“Alternate Base Rate” shall mean the greater of (a) the rate of interest per annum last quoted by The Wall Street Journal as the “prime rate” for U.S. Dollar loans in the United States for such day (or, if no longer quoted by The Wall Street Journal, such other national publication selected by the Lender in consultation with the Borrower) (the “Prime Rate”), and (b) the Federal Funds Effective Rate plus 0.50% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.
“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to LIBOR.
“LIBOR Scheduled Unavailability Date” shall have the meaning assigned to such term in Section 1.4.
“LIBOR Screen Rate” shall have the meaning assigned to such term in Section 1.4.
“LIBOR Successor Rate” shall have the meaning assigned to such term in Section 1.4.
“LIBOR Successor Rate Conforming Changes” shall mean, with respect to any proposed LIBOR Successor Rate, any conforming changes to this Agreement, including changes to Loan Interest Rate, Interest Period, timing and frequency of determining rates and payments of interest and other administrative matters as may be appropriate, in the Lender’s reasonable discretion, to reflect the adoption of such LIBOR Successor Rate and to permit its administration in a manner substantially consistent with market practice (or, if the Lender reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Lender reasonably determines in consultation with the Borrower). Such changes shall provide that the LIBOR Successor Rate cannot be less than zero for purposes of this Agreement.
“Loan Interest Rate” shall mean, (a) with respect to any LIBOR Loan, LIBOR in effect from time to time (as the same may vary from Interest Period to Interest Period) plus the Applicable Margin for the Loan Interest Rate (as set forth in, and determined in accordance with, the definition of “Applicable Margin”), or (b) with respect to any ABR Loan, the Alternate Base Rate plus the Applicable Margin for the Loan Interest Rate (as set forth in, and determined in accordance with, the definition of “Applicable Margin”) minus 1% per annum.

“Maturity Date” shall mean March 19, 2023.
“Prime Rate” shall have the meaning assigned to such term in clause (a) of the definition of “Alternate Base Rate”.
2.2    Article I of the Credit Agreement is hereby further amended by inserting the following Section 1.4:

Section 1.4	LIBOR Amendment. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Lender or the Borrower determines that:
(a)    adequate and reasonable means do not exist for ascertaining LIBOR for any applicable interest period because the LIBOR quote on the applicable screen page (or other source) used to determine LIBOR (“LIBOR Screen Rate”) is not available or published on a current basis and such circumstances are unlikely to be temporary;
(b)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date (“LIBOR Scheduled Unavailability Date”) after which LIBOR or the LIBOR Screen Rate will no longer be available or used for determining the interest rate of loans; or
(c)    syndicated credit facilities then currently being executed generally, or syndicated credit facilities that include language similar to that contained in this Section are generally being amended to, incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination, the Lender and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (“LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and the amendment shall be immediately effective.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the LIBOR Scheduled Unavailability Date has occurred, the Lender will promptly notify the Borrower. Thereafter, (i) the obligation of the Lender to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods); provided that any request for a Loan by the Borrower thereafter shall be deemed to be a request for an ABR Loan, (ii) the LIBOR component shall no longer be used in determining the Loan Interest Rate, and (iii) all outstanding borrowings shall be converted to ABR Loans. Upon receipt of such notice, the Borrower may revoke any pending request for funding of a LIBOR Loan (to the extent of the affected LIBOR Loans or Interest Periods); provided that if such request is not revoked within 1 Business Day, such request will be deemed to be a request for an ABR Loan.
2.3    The first sentence of Section 2.7 of the Credit Agreement is hereby amended and restated as follows:
All computations of interest (a) with respect to any LIBOR Loan, shall be made by the Lender on the basis of a year of 360 days, or (b) with respect to any ABR Loan, shall be made by the Lender on the basis of a year of 365 days or 366 days, as the case may be.

SECTION 3.    EFFECTIVENESS
3.1    This Amendment shall become effective upon the execution and delivery of this Amendment by the Borrower and the Lender.
SECTION 4.    MISCELLANEOUS
4.1    Full Force and Effect. Except as specifically amended hereby, all of the terms and conditions of the Credit Agreement are unaffected and shall continue to be in full force and effect and shall be binding on the parties hereto in accordance with their respective terms. Each reference to the Credit Agreement therein or in any other agreement, document or instrument executed and delivered pursuant to the Credit Agreement shall mean and constitute a reference to the Credit Agreement as amended hereby. Except as specifically set forth in this Amendment, nothing in this Amendment shall be construed as modifying any other term or condition of the Credit Agreement or operate as a waiver of, or in prejudice to, any right, power or remedy of the Lender under the Credit Agreement, any applicable law or any existing or future Default or Event of Default.
4.2    Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

4.3    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the party executing such counterpart, and all of which together shall constitute one instrument. Each counterpart may be delivered in original, facsimile or electronic (e.g., “.pdf”) form.
4.4    Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

WESTLAKE CHEMICAL PARTNERS LP By: Westlake Chemical Partners GP LLC, its general partner as Borrower
By:	/s/ M. Steven Bender
Name: M. Steven Bender
Title: Senior Vice President and Chief Financial Officer
WESTLAKE CHEMICAL FINANCE CORPORATION as Lender
By:	/s/ Jeff Holy
Name: Jeff Holy
Title: Vice President and Treasurer